Exhibit 10.4

MASTER AGREEMENT

This Master Agreement, effective as of December 15, 2010 (the “Effective Date”), is entered by and between Oxygen Biotherapeutics, Inc., with its principal place of business at 2530 Meridian Parkway, Suite 3078, Durham, NC  27713 (“OBI”) and Dermacyte Switzerland Ltd. with a place of business located at EtzelbIickstrasse I, 8834 Schindellegi, Switzerland (“Company”).

WHEREAS, OBI is the owner of certain cosmetic products that it wishes to sell in Europe; and

WHEREAS, Company desires to become the exclusive distributor of the OBI cosmetic products in Europe;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS.

(a)	“CIF” stands for Cost Insurance Freight and means cargo insurance and delivery of goods to the named port of destination is responsibility of OBI, whether by ocean or air freight.

(b)
“DDU” stands for Delivery Duty Unpaid and means Company is responsible for the import customs clearance and payment of customs duties and taxes.  OBI delivers the products to a specified location un-cleared for import, be it a port or terminal. Company is then responsible for freight and all costs from that location to theirs.

(c)	"Deliverables" means the number of units of Product and other terms described in a Purchase Request

(d)
 “Government Authority" means any governmental authority or court, tribunal, agency, department, commission, arbitrator, board, bureau, or instrumentality of the United States of America or any other country or territory, or domestic or foreign state, prefecture, province, commonwealth, city, county, municipality, territory, protectorate or possession.

(e)	"Law" means all laws, statutes, ordinances, codes, regulations, and other pronouncements having the effect of law of any Government Authority.

(f)	“Product” means OBIs proprietary cosmetic products, marketed under the trademarked name Dermacyte®, and any White Label derivatives thereof.

(g)
"Purchase Request" means an agreement signed by both parties, describing the Deliverables, including all fees involved, and stating that the agreement is a Purchase Request issued under and a part of this Agreement.  A sample Purchase Request is attached hereto as Exhibit A.

(h)	“SEC” means the United States Securities and Exchange Commission.

(i)	“SIX” means the Swiss Exchange.

(j)	“Territory” means the geographical regions which Company has been granted the exclusive right under this Agreement for direct marketing of the Dermacyte cosmetic brand.

(k)	“White Label” means any OBI Dermacyte® Product packaged and marketed under a name other than Dermacyte®.

2.
OWNERSHIP, TITLE AND RISK OF LOSS.

Ownership of, title to, and risk of loss for the Deliverables passes to Company upon OBI's delivery of the Deliverables via a nationally reputable carrier to a port in Europe, to be mutually agreed upon between the parties.  Delivery is CIF DDU Europe.

3.	INVOICES AND TAXES.

(a)	All Deliverables will be deemed accepted upon receipt unless Company notifies OBI of any non-conformity, in accordance with the section on Non-Conformity contained herein.

(b)	Company agrees to pay for all Deliverables as follows:

i.	Thirty-three percent (33%) in advance of shipment, such payment to be made at the time of the Purchase Request submission via wire transfer.

ii.	Balance due within thirty (30) days of delivery of Product, in accordance with Section 2 above.

(c)	To the extent that the transactions under this Agreement are subject to any sales, use, value added or any other taxes, payment of these taxes, if any, is Company's responsibility.

(d)	The parties are individually liable for any and all taxes on any and all income it receives under this Agreement.

4.	NON-CONFORMITY

(a)
In the event that a shipment of Product fails to conform to Purchase Request or to meet any warranty hereunder, Company shall notify OBI within ten (10) days of receipt of Product.  Notification of non-conformity must (1) be in writing, and (2) contain specific details regarding the nature of the defects, and (3) specify the number of units affected.  Upon receipt of such notice, OBI shall advise Company on whether to return such Products to OBI or store them pending instructions from OBI as to their disposal.  Issuance of the notice of non-conformity shall be deemed a rejection of that portion of the shipment which was non-conforming and payments made in advance of rejected Product shall be credited to the next Purchase Request or replacement Product will be immediately shipped, at OBIs sole discretion.

(b)	OBI is responsible for all storage and shipping costs of rejected Product.

5.	MINIMUM QUANTITY During the term of this Agreement, Company shall purchase Product as follows:

(a)	One thousand (1,000) units, purchased by OKAL Consulting Ltd prior to this Agreement shall be credited against the minimum quantities due hereunder; and

(b)	Ten thousand units (10,000) on or before June 30, 2011; and

(c)	Twenty-nine thousand (29,000) units on or before December 31, 2011, for an aggregate minimum purchase requirement of forty thousand (40,000) units.

(d)
Upon the purchase of sixty thousand (60,000) units on or before December 31, 2011, Company shall be granted a thirty (30) day option to add South America as a Territory under the same terms and conditions (“Option”).  This Option is non-exclusive until the triggering volume is achieved.

(e)	After December 31, 2011, an annual growth rate of ten percent (10%) in units (on a calculation basis of 40,000 units) is required.

6.	PRICING

(a)
Company will receive the Product at a mutually agreed price, and sell the product at a mutually agreed retail price.  The price schedule will be reviewed and negotiated at least once per year, and each price schedule shall be automatically incorporated herein as Attachment 4 with no requirement to amend this  Agreement.

(b)	Pricing will be determined on a mutual basis. OBI requires a margin of between 100% and 200% of its costs, preferably the latter.

(c)	Volume based discounts may be applied as mutually agreed upon by the parties.

(d)	Company and OBI will work together to develop retail pricing strategy for Product within Territory.

7.	MARKETING

(a)
Company is hereby granted the exclusive right to market Product in the Territory of Europe.  For purposes of this Agreement, Europe shall include all counties in the European Union, plus Russia and Switzerland.

(b)	OBI will register the cosmetics for use in the Territory of Europe.

(c)
Company will be responsible for all marketing and advertising costs incurred for disseminating Product information in the Territory. All marketing material carrying the Dermacyte® name is to be submitted to OBI for approval at least thirty (30) days prior to use, which approval shall not be reasonably withheld.

(d)	OBI will translate all existing OBI marketing material into German, French, and Spanish and provide such translations to Company.

(e)	OBI will provide packaging inserts as required by Company in German, French, and Spanish.

(f)
The parties entered into a Binding Letter of Intent (“LOI”), dated November 9, 2010, attached hereto as Attachment 1 and incorporated herein by reference. The LOI granted Company the right to use the Dermacyte® name for the purposes of establishing the Company.  The rights to use of the name shall remain in effect during the Term of this Agreement, including any extensions thereto.

(g)
OBI shall have the right to market White Label.  Such White Labeled Products will be a formulation which contains no more than ten percent (10%) concentration of what OBI at that time is using as the proprietary perfluorocarbon in cosmetics, i.e. either perfluoro-tert-butylcyclohexane (“FtBu”), or perfluore-n-butylhexane (FnBu).

(h)
Upon mutual agreement and approval, such approval not to be unreasonably withheld, Company may purchase Product without packaging and is hereby authorized to create and use their own Product packaging, at Company’s sole expense.  Notwithstanding the foregoing, all packaging must be submitted to OBI for written approval prior to use. OBI will provide the required assistance and guidance as to packaging text. If requested by Company, OBI will provide the text for packaging inserts.

(i)	Company will be granted links to all OBI Product related websites.

(j)
Company is authorized to create and maintain a website for the purpose of marketing Product within the Territory.  OBI will provide Company with website frames and assistance as needed in developing Company website.   Notwithstanding the foregoing, all website content must be submitted to OBI for review and approval prior to publishing.  All content on the Company website shall maintain the same format and design as the OBI website, whose domain name is www.buydermacyte.com.  Any upgrade to the OBI website shall require a similar upgrade to the Company website.  OBI will be responsible for providing Company with notifications of upgrades to the OBI website.

(k)	OBI agrees to route all website access from the Territory to Company website.

(l)	Both parties will collaborate on developing new marketing insight and guidelines, gathering market intelligence, and using such information for future product development.

8.	WARRANTIES.

(a)	Mutual Warranties. Each party represents, warrants and covenants to the other that:

i.
General. It: (a) is a company duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization; (b) is qualified or licensed to do business and in good standing in every jurisdiction where qualification or licensing is required; and (c) has the corporate power and authority to negotiate, execute, deliver and perform its obligations under this Agreement.

ii.	Law Compliance. It complies with all applicable Laws, including those of the SEC and SIX.

(b)	Warranties by OBI. OBI represents, warrants and covenants to Company that:

i.
Warranty Length. For a period of thirty (30) days after receipt, the Deliverables conform to the requirements of this Agreement, are free from any defect in material and workmanship, and are free of all liens, claims, and encumbrances of any kind.

ii.	Infringement. As of the Effective Date, the Deliverables do not violate any patent, trade secret, or other intellectual property or proprietary rights of any third.

iii.	No Litigation. There is no actual or threatened litigation: (a) that affects its ability to comply with this Agreement, or (b) concerning the Deliverables.

iv.
Availability.  OBI will have sufficient Product available to fill all Purchase Requests in the quantities stated in Section 5 above within ten (10) weeks of receipt of Purchase Request. The parties mutually agree that they will institute a supply chain planning process to make sure capacities exceeding 10,000 units per quarter can be supplied, if needed. Orders in excess of the Minimum Quantities per quarter shall be provided within a timeframe to be mutually agreed to by the parties.

(c)
Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, OBI AND COMPANY EACH MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR COVENANTS OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.
LIMITATION OF LIABILITY.

THIS LIMITATION OF LIABILITY PROVISION APPLIES IN THE AGGREGATE AND NOT ON A PER CLAIM BASIS, WHETHER ANY DAMAGES ARE CHARACTERIZED IN TORT, NEGLIGENCE, CONTRACT, OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN ANY DAMAGES, AND IRRESPECTIVE OF ANY FAILURE OF ESSENTIAL PURPOSE OF A LIMITED REMEDY. THIS LIMITATION OF LIABILITY PROVISION DOES NOT LIMIT A PARTY'S LIABILITY FOR GROSS NEGLIGENCE, INDEMNIFICATION OBLIGATIONS, BREACH OF CONFIDENTIALITY REQUIREMENTS, INTENTIONAL MISCONDUCT, INTENTIONAL TORTS AND INTENTIONAL VIOLATIONS OF LAW. NEITHER PARTY IS LIABLE TO THE OTHER OR ANY THIRD PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR RESULTING FROM, THIS AGREEMENT. EACH PARTY'S LIABILITY SHALL NOT EXCEED THE AMOUNTS PAID UNDER THIS AGREEMENT IN THE ONE (1) YEAR PERIOD PRIOR TO THE DATE THE CLAIM AROSE.

10.
INDEMNIFICATION.

The term "Claim" means any claim, suit or action by any third party, and the term "Losses" means any damages awarded and fines assessed in any Claim by a court of competent jurisdiction, or pursuant to an arbitration proceeding, any amounts due under a Claim settlement, and any other costs or expenses incurred in complying with any injunctive or equitable relief or any settlement requirements.

(a)	Party Indemnification.

i.
Indemnification by OBI. Upon receipt of notice from Company requesting OBI to do so, OBI agrees to indemnify, defend, and hold harmless Company and its affiliates, subsidiaries, shareholders, members, directors, officers, employees, agents, and parents, from and against any Claim, and any associated Losses to the extent caused by violation of any patent, copyright, trademark, trade secret, or other intellectual property or proprietary right due to OBI providing the Deliverables (except to the extent a Claim is caused by Company's internally created specifications).

ii.
Indemnification by Company. Upon receipt of notice from OBI requesting Company to do so, Company agrees to indemnify, defend, and hold harmless OBI and its affiliates, subsidiaries, shareholders, members, directors, officers, employees, agents, and parents, from and against any Claim, and any associated Losses to the extent caused by violation of any patent, copyright, trademark, trade secret, or other intellectual property or proprietary right to the extent caused by Company's internally created specifications or Company's use of the Deliverables.

(b)
Indemnification Procedures. The term "indemnifying party" means the party assuming indemnification obligations under this Agreement, and the term "indemnified party" means all parties, including any third parties, which the indemnifying party agrees to indemnify under this Agreement.

i.
Notice. The indemnified party must give the indemnifying party prompt written notice of a Claim.  When the indemnifying party receives notice of a Claim from an indemnified party, the indemnifying party agrees, at its sole cost and expense, to assume the defense of the Claim by representatives chosen by the indemnifying party. The indemnified party may participate in the defense of the Claim and employ counsel at its own expense to assist in the defense of the Claim, subject to the indemnifying party retaining final authority and control over the conduct of the defense.

ii.
Conduct of Defense. The indemnifying party's defense attorneys must be reasonably experienced and qualified in the areas of litigation applicable to the defense. The indemnifying party has the right to assert any defenses, causes of action or counterclaims arising from the subject of the Claim available to the indemnified party and also has the right to settle the Claim, subject to the indemnified party's prior written consent to the extent the settlement affects the rights or obligations of the indemnified party. The indemnified party agrees to provide the indemnifying party with reasonable assistance, as may be reasonably requested by the indemnifying party in connection with any defense, including, without limitation, providing the indemnifying party with information, documents, records and reasonable access to the indemnified party as the indemnifying party reasonably deems necessary.

11.	INSURANCE The parties shall maintain insurance in such amounts and types as are required to meet their obligations under this Agreement, including but not limited to, Product Liability Insurance.

12.	TERM AND TERMINATION.

(a)
Term. The term of this Agreement (together with any renewals, the "Term") begins on the Effective Date and expires five (5) years later. Any renewal term shall be mutually agreed to by the parties in writing twelve months before expiration of the agreement.

(b)
Survival. The following captioned sections survive any termination, expiration or non-renewal of this Agreement: "Disclaimer", "Limitation of Liability", "Indemnification", "Survival" and "General", as well as any other provisions expressly stating that they are perpetual or survive this Agreement.

(c)
Termination for Insolvency. If either party is adjudged insolvent or bankrupt, or upon the institution of any proceedings by it seeking relief, reorganization or arrangement under any Laws relating to insolvency, or if an involuntary petition in bankruptcy is filed against a party and the petition is not discharged within sixty (60) days after filing, or upon any assignment for the benefit of a party's creditors, or upon the appointment of a receiver, liquidator or trustee of any of a party's assets, or upon the liquidation, dissolution or winding up of its business (each, an "Event of Bankruptcy"), then the party affected by any Event of Bankruptcy must immediately give notice of the Event of Bankruptcy to the other party, and the other party may terminate this Agreement by notice to the affected party.

(d)
Termination for Breach. If either party breaches any provision contained in this Agreement, and the breach is not cured within thirty (30) days after the breaching party receives notice of the breach from the non-breaching party, the non-breaching party may then deliver a second notice to the breaching party immediately terminating this Agreement. Failure to purchase the minimum quantities in the stated timeframes or to pay for Product when due shall be deemed a material breach.  If two or more breaches occur within a twelve month rolling period, OBI shall have the right, at its sole discretion, to terminate the

13.
FORCE MAJEURE.

Any failure or delay by a party in the performance of its obligations under this Agreement is not a default or breach of the Agreement or a ground for termination under this Agreement to the extent the failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, or strikes or other factor beyond the reasonable control of a party (each, a "Force Majeure Event"). The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes the Force Majeure Event and includes a good faith estimate as to the impact of the Force Majeure Event upon its responsibilities under this Agreement, including, but not limited to, any scheduling changes. However, should any failure to perform or delay in performance due to a Force Majeure Event last longer than thirty (30) days, or should three (3) Force Majeure Events apply to the performance of a party during any calendar year, the party not subject to the Force Majeure Event may terminate this Agreement by notice to the party subject to the Force Majeure Event.

14.	CONFIDENTIALITY

(a)
The parties have entered into a Confidential Disclosure Agreement, dated September 2, 2010 (“CDA”) which is attached hereto as Attachment 2 and incorporated herein by reference.  The Term of the CDA is hereby amended to remain in effect for the longer of (a) three years from the Effective Date or (b) until termination of this Master Agreement.  All other terms and conditions remain in full force and effect.

(b)
Company has entered into a Regulation FD Confidentiality and Trading Agreement dated November 9, 2010, which is attached hereto as Attachment 3 and incorporated herein by reference (“Reg FD CDA”), which shall remain in effect during the course of this Master Agreement.  Company assumes full responsibility for ensuring that any affiliates, consultants or other third party providers, where required by laws governing insider trading, are bound by an agreement containing terms at least those as stringent as those contained in the Reg FD CDA,

(c)
Each Party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other Party, no Party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any third party (a) other than to its directors, officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties reasonably require to maintain the confidentiality of this Agreement and (b) except for such disclosures as may be required by applicable law or by regulation, in which case the disclosing Party shall provide the other Party with prompt advance notice of such disclosure so that the other Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

(d)
The Parties acknowledge that this Agreement constitutes a material agreement for OBI and as such is subject to disclosure under the rules of the SEC and that such disclosure does not violate any provisions of confidentiality contained herein.

15.	GENERAL.

(a)
Entire Agreement and Amendments. This Agreement is the entire agreement between the parties and supersedes all earlier and simultaneous agreements regarding the subject matter, including, without limitation, any invoices, business forms, purchase orders, proposals or quotations. This Agreement may be amended only in a written document, signed by both parties.

(b)	Audits. OBI shall have the right audit Company for compliance and to check references of all key employees.

(c)
Independent Contractors, Third Party Beneficiaries, and Subcontractors. The parties acknowledge that they are independent contractors under this Agreement, and except if expressly stated otherwise, none of the parties, nor any of their employees or agents, has the power or authority to bind or obligate another party. Except if expressly stated, no third party is a beneficiary of this Agreement. OBI may not subcontract any obligation under this Agreement without Company's prior written consent. Company can subcontract without OBI's consent. Each party is responsible for its subcontractors' compliance with and breach of this Agreement as if the subcontractors' acts and omissions were the party's own.

(d)
Governing Law and Forum. All claims regarding this Agreement are governed by and construed in accordance with the Laws of North Carolina applicable to contracts wholly made and performed in such jurisdiction, except for any choice or conflict of Law principles, and must be litigated in North Carolina, regardless of the inconvenience of the forum, except that a party may seek temporary injunctive relief in any venue of its choosing. The parties acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

(e)
Assignment. This Agreement binds and inures to the benefit of the parties' successors and assigns.  This Agreement is not assignable, delegable, sublicenseable or otherwise transferable by any party in whole or in part without the prior written consent of the other party (or parties). Any transfer, assignment, delegation or sublicense by a party without such prior written consent is invalid. However, any party may assign this Agreement to a third party purchasing: (a) majority control of the party's equity shares; or (b) all or substantially all of either (i) a party's assets or (ii) the assets of the party's relevant business unit under this Agreement.

(f)
No Waivers, Cumulative Remedies. A party's failure to insist upon strict performance of any provision of this Agreement is not a waiver of any of its rights under this Agreement. Except if expressly stated otherwise, all remedies under this Agreement, at Law or in equity, are cumulative and nonexclusive. Severability. If any portion of this Agreement is held to be unenforceable, the unenforceable portion must be construed as nearly as possible to reflect the original intent of the parties, the remaining portions remain in full force and effect, and the unenforceable portion remains enforceable in all other contexts and jurisdictions.

(g)
Notices. All notices, including notices of address changes, under this Agreement must be sent by registered or certified mail or by overnight commercial delivery to the address set forth in this Agreement by each party.

(h)
Captions and Plural Terms. All captions are for purposes of convenience only and are not to be used in interpretation or enforcement of this Agreement. Terms defined in the singular have the same meaning in the plural and vice versa.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties execute this Agreement as of the Effective Date. Each person who signs this Agreement below represents that such person is fully authorized to sign this Agreement on behalf of the applicable party.

OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/ Chris J. Stern
Print Name:	Chris J. Stern
Title:	Chairman & CEO

DERMACYTE SWITZERLAND LTD

By:	/s/
Print Name:
Title:

EXHIBIT A

SAMPLE PURCHASE REQUEST

Purchase Request # _
Under
Master  Agreement

This Purchase Request is made as of this __ day of ____, ____ (the “Effective Date”), under the terms and conditions established in the Master Agreement, dated _________ (the "MA”) between Oxygen Biotherapeutics, Inc (“OBI”) and Dermacyte Switzerland Ltd.  (“Company”).

The parties hereby agree as follows:

1. Incorporation by Reference

Pursuant to Article 1(d) of the MA, this Purchase Request and all Exhibits attached hereto, including any amendments thereto, are incorporated into the MA.  Both Parties acknowledge they have read and understood the MSA and hereby affirm that the terms and conditions of the MA shall govern this Purchase Request and all Exhibits attached thereto.

2.  Deliverables

Product:
Quantity:
Delivery Date:
Special Instructions:
Total Amount Due to OBI:
Payment Wire Transfer#:

3.  Shipping Instructions

Shipping Address:      _________________________

Billing Address:           _________________________

DERMACYTE SWITZERLAND LTD
Signature:
Name:
Title:
Date:

ATTACHMENT 1 – Binding Letter of Intent

ATTACHMENT 2 – Confidential Disclosure Agreement

ATTACHMENT 3 – Regulation FD Confidentiality and Trading Agreement

ATTACHMENT 4 – Pricing Schedule